                      NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Second Quarter Fiscal 2011 Results

•	Net sales of $26.1 million for Q2 FY 2011 increased 36% from Q2 of FY 2010.

•	Q2 FY 2011 income from continuing operations was $1.4 million compared to a loss from continuing operations of $0.9 million in Q2 FY 2010.

•	Q2 FY 2011 earnings per share of $0.04 per share compared to a prior year Q2 loss of $.04 per share.

Menomonee Falls, Wis., February 9, 2011 -- Magnetek, Inc. (“Magnetek” or “the Company”, NYSE: MAG) today reported the results of its 2011 fiscal second quarter ended January 2, 2011.

Second Quarter Results

In its second quarter of fiscal 2011, Magnetek recorded revenue of $26.1 million, a 36% increase from the second quarter of fiscal 2010 and a 5% sequential increase from the first quarter of fiscal 2011.  The increase in sales from the prior year quarter reflects significant year-over-year sales growth in the Company’s renewable energy product line as well as sales growth in its served traditional markets.  Gross profit was $8.5 million (32% of sales) in the second quarter of fiscal 2011 versus $5.9 million (31% of sales) in the same period a year ago, while second quarter income from operations improved more than $2.1 million year-over-year.  Increased sales volume and cost containment contributed to the expansion in both gross profit and operating income.
“During the second quarter we continued to build on the positive momentum of the past couple of quarters, as evidenced by achieving our highest levels of sales, profit margin and earnings per share since the economic downturn began.  Our end markets showed signs of continuing recovery during the quarter, as each of our primary served markets experienced a sales increase over prior year second quarter levels. Total company sales through the first six months of fiscal 2011 are back to pre-recession levels, led mainly by growth in sales of our E-Force® wind inverters.  Our prospects for continued growth with renewable energy opportunities, combined with expected increasing demand for our traditional products, have us well positioned to outpace overall economic growth rates,” said Peter McCormick, Magnetek’s president and chief executive officer.

Total operating expenses, consisting of research and development (R&D), pension expense, and selling, general and administrative (SG&A) costs, were $7.1 million in the second quarter of fiscal 2011 compared to operating expenses of approximately $6.7 million in the prior-year period.  Compared to the prior year second quarter, current year operating expenses were impacted by higher R&D expenses, higher variable selling expenses and increased incentive compensation provisions, partially offset by lower pension expense.
Income from operations in the second quarter of fiscal 2011 was $1.4 million compared to a loss from operations of $0.8 million for the same period last year.  Income from continuing operations after provision for income taxes in the second quarter of fiscal 2011 was $1.4 million or $.04 per share, compared to a loss from continuing operations of $0.8 million, or a $.03 loss per share, in the same period last year.  Including results of discontinued operations, the Company recorded net income of $.04 per share in the second quarter of fiscal 2011 versus a net loss of $.04 per share in the second quarter of fiscal 2010.
Unrestricted cash balances decreased by $3.3 million during the second quarter of fiscal 2011 to $6.6 million at January 2, 2011, reflecting higher working capital requirements and cash contributions of $3.0 million to the Company’s defined benefit pension plan in the second quarter.

Operations and Outlook

Total bookings for the second quarter of fiscal 2011 were $25.4 million, resulting in a book-to-bill ratio for the quarter of 97%.  Total Company order backlog of $22.4 million at January 2, 2011, represents a 10% increase from the $20.4 million backlog at the end of the prior year second quarter.  Included in the Company’s backlog are nearly $1 million of orders for inverters for combined heat and power alternative energy applications, a new market for the Company.  Bookings of products for material handling applications were $14.4 million in the second quarter of fiscal 2011, a 24% increase over prior year second quarter bookings of $11.6 million.  In addition, subsequent to the end of the second quarter, the Company received additional orders valued at more than $6 million for its E-Force® wind inverters, increasing the Company’s backlog at January 9, 2011, to more than $28 million.
“Recent order rates and backlog levels have remained healthy in both our traditional markets as well as in renewable energy.  Current economic data points to a continuing expansion in U.S. manufacturing activity, and as a result, we remain optimistic that conditions will continue to improve in our business throughout fiscal 2011,” said Mr. McCormick.  “In addition, we remain encouraged about our growth prospects in renewable energy markets and expect that part of our business to be a significant contributor to our sales growth and profitability going forward,” added McCormick.
The Company currently expects sales for the third quarter of fiscal 2011 to reflect a slight sequential decrease from the current year second quarter sales of $26.1 million, mainly due to expected lower seasonal demand in material handling markets, partially offset by higher sales of inverters for renewable energy applications.   Gross margins in the third quarter of fiscal 2011 are expected to decrease slightly from the 32% achieved in the second quarter of fiscal 2011, due mainly to a slight shift in the Company’s projected sales mix.  The Company also expects operating expenses in the third quarter of fiscal 2011 to decrease slightly sequentially from second quarter levels.
As previously disclosed, Magnetek has an underfunded defined benefit pension plan that was frozen in 2003.  Fiscal 2011 annual pension expense is expected to total $6.5 million, a decrease of approximately $1.7 million from the prior year pension expense.  Pension expense for accounting purposes for fiscal 2011 was measured using asset and liability values as of June 27, 2010.  Asset values at June 2010 were approximately $118 million, while asset values as of the end of December 2010 increased to approximately $130 million.  Over the same period, the Company’s projected benefit obligation has remained relatively flat, resulting in an estimated improvement in the Company’s net pension liability of approximately $12 million since June 2010.  This estimated reduction in the Company’s pension liability is not reflected in the Company’s balance sheet as of January 2, 2011, as pension values for accounting purposes are re-measured annually in June.  Looking forward, pension expense for fiscal year 2012 will be dependent on the value of pension plan assets at the end of June 2011.  However, using the Company’s pension plan asset value at the end of December 2010 and actuarial assumptions regarding asset returns (8.5%) and interest rates (5.1%), the Company would expect pension expense for fiscal 2012 to decrease to approximately $4.5 million from $6.5 million in fiscal 2011.

Company Webcast
This morning, at 11:00 a.m. Eastern Standard Time, Magnetek management will host a conference call to discuss Magnetek’s fiscal 2011 second quarter results.  The conference call will be carried live and individual investors can listen to the call at www.earnings.com while institutional investors can access the call at www.streetevents.com.  A replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for at least ninety days.  A replay of the call also will be available through February 16, 2011, by phoning 706-645-9291 (Conference ID # 37128609).
Magnetek, Inc. (NYSE: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery.  The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Canonsburg, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its third quarter of fiscal year 2011 and for fiscal 2012.  These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control.  Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and renewable energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company’s public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	(13 weeks)	(13 weeks)	(27 weeks)	(26 weeks)
	January 2,	December 27,	January 2,	December 27,
Results of Operations:	2011	2009	2011	2009
Net sales	$26,066	$19,232	$50,943	$37,066
Cost of sales	17,596	13,354	34,929	25,566
Gross profit	8,470	5,878	16,014	11,500
Research and development	1,073	995	2,069	1,896
Pension expense	1,594	2,051	3,311	4,103
Selling, general and administrative	4,411	3,588	8,308	7,547
Income (loss) from operations	1,392	(756)	2,326	(2,046)
Interest income	-	(6)	(1)	(16)
Income (loss) from continuing operations before
provision for income taxes	1,392	(750)	2,327	(2,030)
Provision for income taxes	15	130	287	361
Income (loss) from continuing operations	1,377	(880)	2,040	(2,391)
Loss from discontinued operations	(141)	(345)	(533)	(629)
Net income (loss)	$1,236	$(1,225)	$1,507	$(3,020)

Per common share - basic and diluted:
Income (loss) from continuing operations	$0.04	$(0.03)	$0.07	$(0.08)
Loss from discontinued operations	$(0.00)	$(0.01)	$(0.02)	$(0.02)
Net income (loss) per common share	$0.04	$(0.04)	$0.05	$(0.10)

Weighted average shares outstanding:
Basic	31,284	31,010	31,271	30,985
Diluted	31,558	31,010	31,513	30,985

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	January 2,	December 27,	January 2,	December 27,
Other Data:	2011	2009	2011	2009
Depreciation expense	$185	$257	$439	$515
Amortization expense	14	13	27	26
Capital expenditures	75	419	155	693

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	January 2,
	2011	June 27,
	(Unaudited)	2010
Cash	6,579	$8,244
Restricted cash	262	262
Accounts receivable	15,849	16,436
Inventories	14,695	10,285
Prepaid and other current assets	730	480
Total current assets	38,115	35,707

Property, plant & equipment, net	3,554	3,825
Goodwill	30,485	30,443
Other assets	5,472	6,125

Total assets	$77,626	$76,100

Accounts payable	$10,558	$9,887
Accrued liabilities	5,428	4,953
Current portion of long-term debt	3	4
Total current liabilities	15,989	14,844

Pension benefit obligations, net	72,345	77,914
Long-term debt, net of current portion	6	-
Other long-term obligations	1,322	1,461
Deferred income taxes	6,311	5,818

Common stock	313	312
Paid in capital in excess of par value	139,447	138,965
Accumulated deficit	(5,115)	(6,622)
Accumulated other comprehensive loss	(152,992)	(156,592)
Total stockholders' deficit	(18,347)	(23,937)

Total liabilities and stockholders' deficit	$77,626	$76,100